Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated November 9, 2010, for the year ended December 31, 2009 and 2008, related to the financial statements of DNA Precious Metals, Inc., and the unaudited report for the nine months ended September 30,2 010 and 2009, dated November 9, 2010, which appear in DNA Precious Metals, Inc’s Registration Statement on Form S-1 filed on or about December 1, 2010.

/s/ KBL, LLP
New York, NY
December 1, 2010